UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2022

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

FOMO CORP. is referred to in this Current Report on Form 8-K as “FOMO,” the “Company,” “we,” or “us.”

Item 8.01 Other Events.

On October 6, 2022, our transfer agent cancelled 87,500 issued and outstanding Series B Preferred Shares convertible into 87,500,000 shares of our common stock. These 87,500 Series B Preferred Shares were a duplicate issuance to an owner/consultant on acquisitions of his businesses and affiliates that were not completed in 2021. 100,000 Series B Preferred Shares which were issued to a party as a deposit with respect to an acquisition that was not consummated in 2021 are in the process of being cancelled as per mutual agreement between us and the holder. There still remain to be canceled 100,000 issued and outstanding Series B Preferred Shares convertible into 100,000,000 shares of our common stock which were issued to a party as a deposit with respect to an acquisition that was not consummated in 2021 and 87,500 issued and outstanding Series B Preferred Shares convertible into 87,500,000 shares of our common stock which were a second duplicate issuance to another owner/consultant on acquisitions of his businesses and affiliates that were not completed in 2021. The Company is pursuing the return of those additional 187,500 Series B Preferred Shares through direct communication and demand letters issued by counsel. There can be no assurances that remaining Series B Preferred shares will be returned to the us and cancelled, and accordingly FOMO has reserved all rights to pursue collection of these shares through appropriate channels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: October 6, 2022	By:	/s/ Vikram Grover
Vikram Grover